AGREEMENT AND PLAN OF MERGER

Among

TENTHGATE INCORPORATED
a Delaware Corporation,

TENTHGATE INTERNATIONAL, INC.,
a Delaware Corporation,

and
TENTHGATE MERGER SUB, INC.
a Utah Corporation,

Dated as of

March 12, 2007

Effective March 22, 2007

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered as of March 12, 2007 by and among TENTHGATE INCORPORATED, a Delaware corporation (“TenthGate”), TENTHGATE INTERNATIONAL, INC., a Delaware corporation (“TenthGate Int.”), and TENTHGATE MERGER SUB, INC., a Utah corporation and a direct wholly-owned subsidiary of TenthGate Int. (“Merger Sub").

RECITALS

1.
The Boards of Directors of TenthGate and TenthGate Int. deem it advisable and in the best interests of each corporation and its respective shareholders for TenthGate Int. to acquire TenthGate, which acquisition will be effected through the merger of TenthGate with and into Merger Sub (the “Merger”) pursuant to, and upon the terms and subject to the conditions set forth in, this Agreement.

2.	TenthGate Int. has caused Merger Sub to be organized as its wholly-owned subsidiary for the purpose of effectuating the Merger contemplated herein and carry on TenthGate's business after the Merger.

3.
For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
THE MERGER; CERTAIN RELATED MATTERS

SECTION 1.1:  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into TenthGate and the separate existence of Merger Sub shall thereupon cease. TenthGate shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Delaware, and shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if Merger Sub itself had incurred them.

SECTION 1.2:  Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall be held at the place and time as agreed upon by the parties (as defined in Section 7.11) after all conditions precedent to the Closing shall have been satisfied, or waived, or at such other time and place as the parties hereto shall mutually agree (the actual date of the Closing being referred to herein as the “Closing Date”). The parties hereto hereby agree to deliver at the Closing such documents, certificates of officers and such other instruments as are specified in Article V and as reasonably may be required to effect the Merger. All events which shall occur at the Closing shall be deemed to occur simultaneously.

SECTION 1.3:  Effective Time & Date. As soon as practicable following the satisfaction or waiver of the conditions specified in Article V, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI, the parties shall file this Agreement with the Secretary of State of the State of Delaware, all applicable tax clearance certificates with respect to TenthGate with the Secretary of State of the State of Delaware as may be required by Delaware Law, and all other filings or recordings required under Delaware Law. Subject to and in accordance with Delaware Law, the Merger will become effective at the date and time this Agreement is filed with the Secretary of State of the State of Delaware or such later time or date as may be specified in this Agreement (the “Effective Time”). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article V., but not sooner than 10 days from the closing date to allow notification of shareholders as required under Delaware Law.

SECTION 1.4:  Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Delaware Law.

SECTION 1.5:  Charter and Bylaws; Officers and Directors.

(a)  Charter. The certificate of incorporation of TenthGate, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation after the Effective Time.

(b)  Bylaws. The Bylaws of TenthGate, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation after the Effective Time.

(c)  Officers. The officers of TenthGate immediately prior to the Effective Time shall be the officers of the surviving corporation after the Effective Time.

(d)  Directors. The directors of TenthGate immediately prior to the Effective Time shall be the directors of the surviving corporation after the Effective Time.

SECTION 1.6:  Effects on TenthGate Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of Common Stock, $0.001 par value per share, of TenthGate (the “TenthGate Stock”):

(a)  Cancellation of Treasury Stock. All shares of TenthGate Stock issued and owned by TenthGate, if any, at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefore.

(b)  Conversion of TenthGate Stock. Subject to Section 2.3, each issued and outstanding share of TenthGate Stock, other than shares to be canceled in accordance with Section 1.6(a) and Dissenting Shares (as defined in Section 1.9), if any, shall be converted into the right to receive fully paid and nonassessable shares of Common Stock, par value $.001 per share, of TenthGate Int. (the “TenthGate Int. Stock”) as follows:

Each Share of TenthGate Stock	Number of Shares of TenthGate Int. Stock Into Which Converted
One (1)	One (1) (as the same may be adjusted according to Section 1.10, the “Exchange Ratio”) of TenthGate Int. Stock

The shares of TenthGate Int. Stock into which shares of TenthGate Stock are converted pursuant to the foregoing are referred to herein collectively as the “Merger Consideration.”

As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of TenthGate Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of TenthGate Stock (such certificate or other evidence of ownership, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of TenthGate Stock, except the right (subject to Section 1.6(a) and Section 1.9) to receive the applicable Merger Consideration with respect thereto and any dividends or other distributions to which holders of TenthGate Stock become entitled all in accordance with this Article I upon the surrender of such Certificate.

(c)  Issuance of Shares of TenthGate. TenthGate will issue TenthGate Int. One Hundred (100) shares of TenthGate common stock. Whereupon, TenthGate will become a wholly-owned subsidiary of TenthGate Int. at Closing.

SECTION 1.7:  Restrictions on Transfer. The shares of TenthGate Int. Stock issuable pursuant to this Agreement are subject to restrictions and limitations on transfer and shall not be transferred unless permitted by law and in accordance with the provisions of this Section 1.7, as follows:

(a)  Merger Consideration. All of the Merger Consideration will be subject to a restriction on transfer for a period of 180 days after the Effective Time.

(b)  Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, each recipient of TenthGate Int. Stock agrees that such recipient (which term shall include any permitted transferee or assignee) shall not assign, encumber or dispose of any interest in the shares of TenthGate Int. Stock except in compliance with applicable securities laws.

(c)  Legends. The certificate(s) representing the shares of TenthGate Int. Stock issuable pursuant to this Agreement shall bear the following or similar legends (as well as any legends required by applicable laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, OR OTHER APPLICABLE LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR OTHER APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED AND THAT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

SECTION 1.8:  Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of TenthGate Int. Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration shall be appropriately adjusted to provide to the holder of TenthGate Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 1.9:  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of TenthGate Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of TenthGate Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 1300 et seq. of the Delaware Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, and holders of such shares of TenthGate Stock shall be entitled to receive payment of the appraised value of such shares of TenthGate Stock in accordance with the provisions of such provisions of the Delaware Law unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the Delaware Law. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, such shares of TenthGate Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration to which the holder of such shares of TenthGate Stock is entitled, without any interest or dividends thereon.

ARTICLE II.
EXCHANGE OF CERTIFICATES

SECTION 2.1:  Exchange of Stock Certificates.

(a)  At any time on or after the Effective Time, holders of Certificates will be entitled, upon surrender of such certificates to TenthGate Int. or its transfer agent, to receive in exchange therefor one or more new stock certificates evidencing ownership of the number of TenthGate Int. Stock into which such TenthGate Stock represented thereby shall have been converted in the Merger. If any certificate representing shares of TenthGate Int. Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the issuance is in compliance with all applicable securities laws.

(b)  From and after the Effective Time, TenthGate Int. shall be entitled to treat the Certificates which prior to the Effective Time represented shares of TenthGate Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of TenthGate Int. Stock into which the shares of TenthGate Stock represented thereby shall have been converted pursuant to Section 1.6, notwithstanding the failure to surrender such certificates.

SECTION 2.2:  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TenthGate Int. Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.1. Following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of TenthGate Int. Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of TenthGate Int. Stock.

SECTION 2.3:  No Fractional Shares of TenthGate Int. Stock.

(a)  No certificates or scrip for fractional shares of TenthGate Int. Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II in the Merger and such fractional share interest will not entitle the owner thereof to vote or to have any rights of a stockholder of TenthGate Int. or a holder of shares of TenthGate Int. Stock.

(b)  Notwithstanding any other provision to this Agreement, any fraction of a share of TenthGate Int. Stock to which a holder of shares of TenthGate Stock shall be entitled to receive in exchange pursuant to the Merger (determined after taking into account all Certificates delivered by such holder) shall be rounded to the nearest whole number.

SECTION 2.4:  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TenthGate Int., the posting by such Person of a bond in such reasonable amount as TenthGate Int. may direct as indemnity against any claim that may be made against it with respect to such Certificate, TenthGate Int. or its transfer agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the share of TenthGate Stock formerly represented thereby and unpaid dividends and distributions on shares of TenthGate Int. Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 2.5:  Further Assurances. At and after the Effective Time, the officers and directors of TenthGate Int. will be authorized to execute and deliver, in the name and on behalf of TenthGate, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of TenthGate, any other actions and things to vest, perfect or confirm of record or otherwise in TenthGate Int. any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by TenthGate Int. as a result of, or in connection with, the Merger.

SECTION 2.6:  Closing of Transfer Books. The stock transfer books of TenthGate shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of TenthGate thereafter on the records of TenthGate.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

SECTION 3.1:  Representations and Warranties of TenthGate. TenthGate represents and warrants to TenthGate Int. as follows:

(a)  Organization, Standing and Power; Subsidiaries.

(i)  TenthGate is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TenthGate, taken as a whole.

(ii)  The copies of the certificate of incorporation and bylaws of TenthGate which were previously furnished or made available to TenthGate Int. are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)  Capital Structure. As of the date of this Agreement, the only authorized capital stock of TenthGate consists of 150,000,000_ common shares of TenthGate Stock, of which 52,450,200 shares are outstanding and 50,000,000 preferred shares of TenthGate Stock of which 0 shares are outstanding. As of the date of this Agreement, there are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person to acquire any of the capital stock or other interest in TenthGate except for the 4 Convertible Notes Holders (“NOTES”) as previously provided to TenthGate Int. in due diligence disclosures.

(c)  Authority; No Conflicts.

(i)  TenthGate has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TenthGate Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TenthGate and no other corporate proceedings on the part of TenthGate are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TenthGate Stock. This Agreement has been duly executed and delivered by TenthGate and constitutes a valid and binding agreement of TenthGate, enforceable against TenthGate in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)  Neither the execution, delivery and performance by TenthGate of this Agreement nor the consummation of the transactions contemplated hereby (1) violates any provision of the articles of incorporation or bylaws of TenthGate; (2) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), permits the termination of, or relieves the other party of its obligations under, any agreement or instrument to which TenthGate is a party or by which it or any of its properties or assets may be bound, or results in the creation of any mortgage, lien, security interest, charge or other encumbrance of any kind upon any of its properties or assets; or (3) violates any laws, regulations or orders of any applicable jurisdiction which are binding on TenthGate.

(iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or authority is required by TenthGate in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for those required under (A) Delaware Law, and (B) any applicable state securities or “blue sky” laws.

(d)  Litigation. There are no actions, suits, claims, judgments or proceedings pending or, to the knowledge of TenthGate, threatened, against or affecting TenthGate which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TenthGate.

(e)   Brokers or Finder. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission in connection with any of the transactions contemplated by this Agreement.

(f)  Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to TenthGate Int. by or on behalf of TenthGate pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(g)  Accredited Shareholders. All Shareholders of TenthGate are "accredited persons" as this term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended.

SECTION 3.2:  Representations and Warranties of TenthGate Int.. TenthGate Int. represents and warrants to TenthGate as follows:

(a)  Organization, Standing and Power; Subsidiaries.

(i)  TenthGate Int. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in the State of Delaware and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TenthGate Int. and its Subsidiar(ies), taken as a whole. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(ii)  TenthGate Int. does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any other Person, except for Merger Sub.

(iii)  The copies of the certificate or articles of incorporation and bylaws of TenthGate Int. and Merger Sub which were previously furnished or made available to TenthGate are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)  Capital Structure. As of the date of this Agreement, the only authorized capital stock of TenthGate Int. consists of 200,000,000 common shares of TenthGate Int. Stock, of which 22,500,000 shares are outstanding and 10,000,000 shares of preferred stock of which 0 shares are outstanding. As of the date of this Agreement, there are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person to acquire any of the capital stock or other interest in TenthGate Int. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000,000 shares of common stock, $.001 par value per share, of which, 100 shares of common stock have been issued to TenthGate Int. at a price of $.001 per share.

(c)  Authority; No Conflicts.

(i)  Each of TenthGate Int. and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of TenthGate Int. and Merger Sub and no other corporate proceedings on the part of TenthGate Int. or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of TenthGate Int. and Merger Sub and constitutes a valid and binding agreement of each of TenthGate Int. and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)  Neither the execution, delivery and performance by TenthGate Int. or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby (1) violates any provision of the articles of incorporation or bylaws of TenthGate Int. or Merger Sub; (2) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), permits the termination of, or relieves the other party of its obligations under, any agreement or instrument to which TenthGate Int. or Merger Sub is a party or by which it or any of its properties or assets may be bound, or results in the creation of any mortgage, lien, security interest, charge or other encumbrance of any kind upon any of its properties or assets; or (3) violates any laws, regulations or orders of any applicable jurisdiction which are binding on TenthGate Int. or Merger Sub.

(iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or authority is required by TenthGate Int. or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for those required under (A) Delaware Law, and (B) any applicable state securities or “blue sky” laws.

(d)  Litigation. There are no actions, suits, claims, judgments or proceedings pending or, to the knowledge of TenthGate Int., threatened, against or affecting TenthGate Int. or Merger Sub which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TenthGate Int. and its Subsidiaries, taken as a whole. There are no debts, obligations, claims or taxing authority liabilities that will survive the merger transaction. If such are ever deemed to exist anytime post merger, they will remain as the sole responsibility and liability of the previous, pre-merger officers and directors of TenthGate Int.

(e)   Brokers or Finder. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission in connection with any of the transactions contemplated by this Agreement.

(f)  Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to TenthGate by or on behalf of TenthGate Int. or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(g)  Securities Compliance; Blue Sky. The TenthGate Int. Common Stock to be issued pursuant to Section 1.6 hereof will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof. TenthGate Int. shall take such action as TenthGate Int. shall reasonably determine to be necessary in order to obtain an exemption for or to qualify its Common Stock, if any, to be issued in connection with the Merger under applicable securities or “Blue Sky” laws of the states of the United States; provided, however, that TenthGate Int. shall not for any such purpose be required to qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction.

ARTICLE IV.
COVENANTS AND AGREEMENTS

SECTION 4.1:  Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, each of TenthGate and TenthGate Int. agrees as to itself and its Subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent the other party shall otherwise consent in writing):

(a)  To carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, to preserve intact their present business organization and structure, to keep available the services of their present officers, agents and full-time employees, to use best efforts to preserve and maintain their assets and the goodwill of their respective businesses and to use best efforts to preserve their relationships with customers, clients, independent contractors, employees and other persons having business dealings with it or material to the operation of their respective businesses;

(b)  Not to declare, set aside, distribute or pay any dividend or other distributions in respect of its capital stock, or split, combine or reclassify any of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities, or amend any of the terms of any such securities;

(c)  Not to incur any liability (other than liabilities incurred in the ordinary course of their respective businesses, consistent with past practice, which are not in the aggregate material thereto), or pay, discharge or satisfy any material claim or liability, other than the payment, discharge or satisfaction in the ordinary course, of their respective businesses of claims or liabilities incurred in the ordinary course, consistent with past practice; or

(d)  Not to sell, transfer convey, assign or otherwise dispose of any assets, except in the ordinary course, consistent with past practices, or create, incur or assume any Lien on any Assets.

SECTION 4.2:  Access to Information. Prior to the Closing Date, upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Representatives”) of the other party reasonable access during normal business hours to its properties, books, contracts, commitments, records, officers and employees, and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party copies of such information concerning it and its business, properties and personnel as such other party may reasonably request.

SECTION 4.3:  Consents, Filings and Authorizations; Efforts to Consummate. Subject to the terms and conditions of this Agreement, as promptly as practicable after the date hereof, each party will use its good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including without limitation, all filings and submissions under applicable laws as may be required for them to consummate the transactions contemplated hereby in accordance with the terms hereof, and such consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions, shall furnish copies thereof to each other party prior to such filing, and shall not make any such filing or submission to which the other party reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable laws. Each party hereto shall cooperate with the other in all of the foregoing.

SECTION 4.4:  Approval of Shareholders. TenthGate shall (a) as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement and the Merger (the “Proposal”) and in accordance with Delaware Law, applicable federal and state securities laws and its articles of incorporation and bylaws, either obtain the written consent of the holders of a majority of the outstanding shares of TenthGate Stock or cause a meeting of its shareholders to be duly called and held, (b) recommend to its shareholders approval of the Proposal (except to the extent that the board of directors of TenthGate Int. determines, after receiving the written advice of counsel, that such act is not permitted by such board of directors in the discharge of their fiduciary duties to TenthGate), (c) use its best efforts to obtain the necessary approval of its shareholders, and (d) take all action required under Delaware Law with respect to the holders of Dissenting Shares. TenthGate Int. will take any action required to be taken under Delaware Law, and applicable federal and state securities laws and will also take action to secure all necessary exemptions or clearances under Delaware Law and all securities laws applicable to (i) the Merger, and (ii) the issuance of TenthGate Int. Stock pursuant thereto.

SECTION 4.5:  Tax-Free Qualification. Each party hereto shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

SECTION 4.6:  Confidentiality. Each party shall hold in strict confidence, and shall use its best efforts to cause each of its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all information concerning the other party which it has obtained prior to, on or after the date hereof in connection with this Agreement and the transactions contemplated hereby, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other Person, except its Representatives who need to know such information in connection with this Agreement and the transactions contemplated hereby. The foregoing provision shall not apply to any such information to the extent a party can demonstrate (i) was known by it prior to disclosure by the other party, (ii) was rightfully obtained by it from a third party who lawfully obtained such information under conditions which did not require that such information be held in confidence, or (iii) was, at the time of disclosure or thereafter becomes, generally available to the public through no act or failure on its part. If this Agreement is terminated as provided herein, each party hereto shall return to the other all tangible evidence of all such disclosed information.

SECTION 4.7:  Public Announcements. The parties will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

SECTION 4.8:  Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of their respective counsel, accountants and other representatives.

SECTION 4.9:  Directors’ and Officers’ Indemnification and Insurance. TenthGate Int. shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, employees, agents and advisors of TenthGate and its Subsidiaries (in all their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by TenthGate pursuant to TenthGate’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers, employees, agents and advisors of TenthGate and its Subsidiaries, and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in TenthGate Int. (or any successor’s) certificate of incorporation and bylaws after the Effective Date, provisions regarding elimination of liability of directors, indemnification of officers, directors, employees, agents and advisors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of TenthGate.,

SECTION 4.10:  Directors and Executive Officers of TenthGate Int. The parties hereto will take all action necessary to cause (a) the Board of Directors of TenthGate Int. as of the Effective Time to be comprised of the persons listed in Part 4.10(a) of the Disclosure Schedule; and (b) the individuals listed in Part 4.10(b) of the Disclosure Schedule to be appointed as officers of TenthGate Int. as of the Effective Time.

ARTICLE V.
CONDITIONS TO CLOSING

SECTION 5.1:  Conditions to the Obligations Each Party. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Injunction. No provision of any applicable law and no order, decree, ruling or other action of any governmental authority shall prohibit the consummation of the transactions contemplated by this Agreement.

(b)  No Proceeding or Litigation. No action, suit, claim before any legal, administrative or arbitration proceeding instituted by any person shall have been commenced or pending against any of the parties hereto or any of their respective affiliates, officers or directors which seeks to restrain, prevent, change or delay in any material respect the Merger or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

(c)  Government Consents. All consents, approvals, authorizations or orders of, or filings with, any governmental agency required for the consummation of the transactions contemplated hereby shall have been obtained or made.

(d)  Corporate Proceedings. This Agreement shall have been adopted by the requisite affirmative vote of the shareholders of TenthGate in accordance with TenthGate’s certificate of incorporation and bylaws and Delaware Law.

SECTION 5.2:  Additional Conditions to Obligations of TenthGate. The obligation of TenthGate to effect the Merger are subject to the satisfaction, or waiver by TenthGate Int., on or prior to the Closing Date of the following additional conditions:

(a)  Performance. TenthGate Int. shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)  Representations and Warranties. The representations and warranties of TenthGate Int. contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

SECTION 5.3:  Additional Conditions to Obligations of TenthGate Int. The obligation of TenthGate Int. to effect the Merger are subject to the satisfaction, or waiver, on or prior to the Closing Date of the following additional conditions:

(a)  Performance. TenthGate shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)  Representations and Warranties. The representations and warranties of TenthGate contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

ARTICLE VI.

TERMINATION

SECTION 6.1:  Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)  By mutual written consent of the parties hereto;

(b)  By TenthGate, if TenthGate Int. shall have breached or failed to perform any of its representation, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 5.1(a) or (b) are not capable of being satisfied on or before March 30, 2007 (the “Termination Date”);

(c)  By TenthGate Int., if TenthGate shall have breached or failed to perform any of its representation, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 5.1(a) or (b) are not capable of being satisfied on or before the Termination Date; or

(d)  By either party hereto, if any governmental entity shall have issued an order, decree or ruling or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

SECTION 6.2:  Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to this Article VI, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder (except with respect to Section 4.6 (Confidentiality), Section 4.7 (Public Announcements), and Section 4.8 (Expenses) as provided below). The agreements contained in Sections 4.6, 4.7 and 4.8 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Merger and the other transactions contemplated hereby.

ARTICLE VII.
GENERAL PROVISIONS

SECTION 7.1:  Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII.

SECTION 7.2:  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to TenthGate to:	TENTHGATE INCORPORATED 1900 Campus Commons Drive, Suite 100 Reston, VA 20191 Attention: Tim Novak, Chief Executive Officer Fax: 703-766-6501

with a copy to:	Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, NJ 07726 Attention: Gregg Jaclin, Esq. Fax: 732-577-1188

If to TenthGate Int. or Merger Sub to:	TenthGate Int., Inc. 10757 South River Front Pkwy Suite 125 South Jordan, Utah 84095 Fax: 801 816-2599

with a copy to:	Carley Enterprises, Inc. 2206 Eastland Drive, #305 Bloomington, IL 61704
Attention: Matthew Carley
Fax: 309-665-0824

SECTION 7.3:  Entire Agreement; No Third Party Beneficiaries.

(a)  This Agreement (including the Schedules and Exhibits hereto) and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.9 (which is intended to be for the benefit of the Persons covered thereby).

SECTION 7.4:  Waivers and Amendments, Non-Contractual Remedies, Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 7.5:  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of law rules thereof.

SECTION 7.6:  Consent to Jurisdiction and Service of Process. The parties hereto irrevocably (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of Delaware or the courts of the United States located in the State of Delaware, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding.

SECTION 7.7:  Binding Effect, No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any purported assignment, unless so consented to, shall be void and without effect.

SECTION 7.8:  Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

SECTION 7.9:  Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

SECTION 7.10:  Counterparts; Facsimile Signatures. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signature as if it were the original.

SECTION 7.11:  Definitions. The following terms, as used herein, have the following meanings:

(a)  “Business Day” means any day other than a Saturday, Sunday or other day on which banks are not required or authorized to close in the City of San Francisco.

(b)  The term "control", with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(c)  "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

(d)  "Subsidiary" of a Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, such Person.

SECTION 7.12:  Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Articles of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

TENTHGATE INCORPORATED	TENTHGATE INT., INC.

By: /s/ Tim Novak	By: /s/ Bill Coates
Name: Tim Novak	Name: Bill Coates
Title: President	Title: President

MERGER SUB, INC.

By: /s/ Bill Coates
Name: Bill Coates
Title: President

PART 4.10
OF
DISCLOSURE SCHEDULE TO
AGREEMENT AND PLAN OF MERGER

DIRECTORS AND EXECUTIVE OFFICERS
OF TENTHGATE INT. AS OF THE EFFECTIVE TIME

(a) Board of Directors of TenthGate Int.:

Tim Novak, Chairman
David Dedman
Matthew Taylor
R. Paul Gray
Neil Strodel
John T. Wisneski

(b) Officers of TenthGate Int.:

Name	Position and Title
Tim Novak	CEO, President, CFO
R. Paul Gray	Secretary, Treasurer, Exec. VP of Bus. Development